SERVICES AGREEMENT

THIS SERVICES AGREEMENT is entered into as of the first day of November, 2007, by and between RR Donnelley Global Turnkey Services, a business unit of RR Donnelley Global Turnkey B.V. ("RR Donnelley"), a company with limited liability registered in The Netherlands, and GlucoTel Scientific, Inc., ("Customer"), a US based corporation.

WHEREAS, RR Donnelley and Customer agree that, subject to the terms and conditions herein, RR Donnelley will exclusively provide the goods and/or services described on Exhibit A attached hereto and incorporated herein;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and the mutual covenants contained in this Agreement, the parties hereby agree as follows:

1. Definitions. Unless otherwise defined herein, capitalized terms in this Agreement shall have the meanings set forth in this Section 1.
   a. "Affected Services" shall mean that portion of the Services (defined below) suspended due to a Force Majeure event as defined within Section 20.
   b. "Affiliated Company" shall mean any subsidiary or division of RR Donnelley's parent company, R. R. Donnelley & Sons Company, of which more than fifty percent (50%) of its ownership interest is owned or controlled, directly or indirectly by RR Donnelley.
   c. "Agreement" shall mean this Services Agreement between RR Donnelley and Customer including all attachments and exhibits thereto, which are hereby incorporated herein.
   d. "Confidential Information" shall mean all information of either party to this Agreement which is disclosed by a party (in such case the "disclosing party") and relates to the disclosing party's current and/or proposed, business, products or operations as set forth in Section 25.
   e. "Contract Year" or "Renewal Term" shall mean each 12-month period commencing with the Effective Date and each anniversary of the Effective Date and ending on the day immediately preceding each anniversary of the Effective Date.
   f. "Effective Date" shall mean the date set forth in the Preamble.
   g. "Facility" shall mean any site owned or operated by RR Donnelley or an Affiliated Company at which the Services are performed, subject to the mutual agreement of the parties.
   h. "Goods" shall mean all finished goods produced by RR Donnelley or provided by RR Donnelley pursuant to an Order consistent with the Services
   i. "Index" shall mean the Dutch Consumer Price Index (CPI), as published by the Central Bureau of Statistics. http://www.cbs.nl.
   j. "Initial Term" shall mean the period commencing as of the Effective Date and expiring two (2) years and two (2) months thereafter on December 31-st 2009.
   k. "Laws" shall mean all applicable local, state, federal, national and community statutes, laws, rules, and regulations, as such may be amended from time to time.
   l. "Materials" shall mean all raw materials, goods or components purchased by RR Donnelley or provided by Customer for production of the Goods.
   m. "Order(s)" shall have the meaning given to it in Section 3.
   n. "Prices" shall mean the prices and fees set forth in Section 5.
   o. "Services" shall mean RR Donnelley's provision of those services described in Exhibit A.

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2. Subject of Agreement.

   a. Forecasts. Customer and RR Donnelley shall continuously communicate to provide RR Donnelley a good faith forecast of Customer's anticipated requirements of Services, units to be shipped, and other requirements to be provided by RR Donnelley.

   b. Performance Standards. RR Donnelley shall provide the Services in accordance with the specifications and within the time(s) set forth in Section 15 and the attached Exhibit A and/or as established by mutual agreement of the parties conforming to Section 15.

   c. Other Work. This Agreement shall also apply to other, future work performed by RR Donnelley for Customer, as provided in Section 29.

3. Product Responsibility. Customer is solely responsible for the design of the Product, for all Product modifications and for validation and effectiveness of the Product.

4. Orders. RR Donnelley will accept orders from Customer for the sole purpose of receiving information on quantities and specifications for particular orders and to facilitate the confirmation and tracking of orders for Customer ("Order(s)"). The parties hereby agree that RR Donnelley's acceptance of an Order shall not be deemed as consent to a modification of or supplement to this Agreement or acceptance of any terms or conditions contained therein. No additional or different terms contained in any of Customer's or RR Donnelley's forms, correspondence, or Orders for the Services or Other Work shall be of any force or effect unless mutually agreed to by the parties in writing.

5. Prices. The prices for Goods and Services are set forth on Exhibit A, or if not appearing therein shall be at RR Donnelley's standard rates then in effect and as agreed in writing between the parties, and shall be paid by Customer to RR Donnelley during the Initial Term of the Agreement. Upon the start of any Renewal Term, RR Donnelley and Customer shall have agreed upon an amendment to all pricing expressed within Exhibit A. In the event of any changes to the Bill of Materials, product specifications or assembly procedures and volumes, prices may change. RR Donnelley shall inform Customer about the financial impact of any change and once agreed by both parties Exhibit A will be updated accordingly.

   a. Special Services. If Customer submits an Order for RR Donnelley to perform any other Services which are not described in Exhibit A, RR Donnelley may reasonably, at its option, accept such Order and perform such services at the prices quoted by RR Donnelley, and agreed to by Customer, for such special services. Upon acceptance of such prices by Customer, all such special services shall be deemed to be Services and shall be subject to all of the terms and conditions of this Agreement.

   b. Discounts. Any volume or trade discounts or rebates earned with respect to Materials, excluding meters supplied by LRE and strips supplied by CSL, procured by RR Donnelley shall be divided equally between RR Donnelley and Customer and credited toward's Customer's account with RR Donnelley.

   c. Taxes and Duties. Customer recognizes that RR Donnelley's prices are exclusive of: any manufacturer's, retailer's occupation, use, sales, excise, consumption, value added or other tax, or any similar charge imposed by any governmental authority with respect to the performance of the Services. Any such tax or other expenses shall solely be the responsibility of Customer. RR Donnelley shall reasonably assist Customer in the preparation of customs and similar import/export documentation. Customer shall pay all duties required for international shipments of the Materials and Goods.

6. Price Adjustments.

   a. Changes in Index. Annually on the anniversary of the Effective Date, the Prices shall be automatically adjusted by the percentage change in the CPI. For purposes of determining the 12-month change in the Index each Contract Year, the parties shall use the last published Index for the month immediately preceding the Effective Date and for the same month in each preceding year during the term of this Agreement, regardless of whether such index is considered "preliminary".

   b. Pricing Review. RR Donnelley hereby reserves the right to review and modify, upon compiling six (6) months of data on Customer's orders, the prices as mentioned in Exhibit A. Except for adjustments

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contemplated in Section 6a or Section 6c, any increase in the price charged to the Customer shall apply only to future Orders and such increase shall be effective only after RR Donnelley has given Customer thirty (30) days prior written notice of such adjustment. In addition, in the event that RR Donnelley increases the prices charged to Customer, Customer has the right to terminate this Agreement at any time during the thirty (30) day period after which it receives written notice of such increase from RR Donnelley.

c. Regulatory Changes. In the event there is an actual increase in RR Donnelley's costs of performance due to a modification of national, local, state or federal taxes or regulations, RR Donnelley and Customer shall discuss and implement, upon the mutual agreement of the parties, an adjustment to the Prices to reflect such increased costs in performance, effective the date of the cost increase to RR Donnelley. In the event that RR Donnelley and Customer cannot mutually agree upon an adjustment to the prices for the Services hereunder, within thirty (30) days after RR Donnelley notifies Customer of the existence of such regulatory change, either party may elect to terminate this Agreement upon notice to the other party.

d. Material Changes. If at any time after the date of this Agreement, RR Donnelley's costs for Materials in connection with the Services, including, but not limited to, changes related to a modification by Customer of the specifications or scope of the Services, shall substantially increase or decrease the parties agree to negotiate in good faith an adjustment in the prices in proportion to RR Donnelley's actual increased or decreased costs. In the event that RR Donnelley and Customer cannot mutually agree upon an adjustment to the prices for the Materials hereunder, within thirty (30) days after RR Donnelley notifies Customer of the existence of such change, Customer may elect to terminate this Agreement upon notice to RR Donnelley. RR Donnelley will not make any changes to vendors, materials or processes without Customer's written approval.

e. System Enhancements. The parties acknowledge and agree that during the Term, RR Donnelley, in the course of performing its obligations under this Agreement, may make or otherwise develop improvements or modifications to RR Donnelley's facilities, equipment or software, know-how, methods, processes, and proprietary techniques relating to the Services, any equipment, the Facilities, or RR Donnelley's business (collectively the "Improvements"). The parties acknowledge and agree that all Improvements, including all proprietary or intellectual property rights relating thereto, but excluding all Customer's Confidential Information, Materials, or any other materials disclosed by Customer to RR Donnelley, shall be solely the property of RR Donnelley. Notwithstanding the foregoing, however, to the extent such Improvements involve, relate to, or otherwise benefit the Goods and Services purchased by Customer, such Improvements shall be the property of Customer as "work for hire".

f. Explanation and Documentation. RR Donnelley will, contemporaneously with the issuance of any invoice reflecting any price change under Section 6, provide to Customer notice and an explanation of such change, together with appropriate supporting information.

g. Recalls. Customer will at all times be responsible for any recall related events. RR Donnelley shall provide reasonable support services in connection with any recalls. The costs associated with a recall will be at the sole expense of Customer.

h. Labeling and Packaging: Customer shall have sole responsibility for providing all labeling and packaging requirements and associated proofs to RRD. Customer is also responsible for approving any changes to the Product labeling and packaging.

i. Record Retention: Device master record for Product shall be retained at a minimum of the life of the Products as defined by Customer. Device history record for Products shall be retained for five (5) years from the date of kitting.

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7. Payment Terms.

   a. Invoices. Payment by Customer of invoices issued by RR Donnelley shall be made within thirty (30) days after the receipt of such invoice. All sums not paid within thirty (30) days from receipt of invoice shall be considered "Past Due." RR Donnelley agrees to invoice Customer on a timely basis. In no event shall any amount which is reasonably disputed by Customer be considered Past Due during the time in which the parties are attempting to resolve any such dispute.

   b. Finance Charge. Upon written notice to Customer, RR Donnelley may impose a finance charge on all sums which are Past Due equal to the lesser of 1.0% per month or the highest rate authorized by Law.

   c. Letter of Credit. In order to secure Customer's payment obligations hereunder, Customer shall secure and provide to RR Donnelley a bank letter of credit from the Commerzbank that complies with the Guidelines attached hereto as Exhibit B.

8. Materials Furnished by Customer.

   a. Materials furnished by Customer that are to be incorporated into the Goods shall be in quantities RR Donnelley deems appropriate. All Customer-supplied Materials shall be shipped DDU (Delivered Duties Unpaid) to the destination agreed between the parties for each Order and such destination may include facilities of subcontractors or other vendors as well as RR Donnelley's own facilities.

   b. RR Donnelley's acceptance of delivery tickets only signifies RR Donnelley's receipt of the number of separate cartons, packages, or items delivered by the carrier. The accuracy of quantities indicated on such tickets but contained in other packages, cartons, or items shall not be verified by RR Donnelley, and RR Donnelley does not accept liability for shortages predicated on such quantities claimed in Customer's or a supplier's tickets. In no event does RR Donnelley assume responsibility for color fidelity of finished goods made from film furnished by Customer, unless proofed by Customer to RR Donnelley's requirements.

9. Contacts. RR Donnelley and Customer shall each designate a contact person that shall address any day-to-day issues which may arise under this Agreement with respect to the Services, including but not limited to: establishing priorities; establishing, documenting and maintaining procedures; and other day-to-day matters. The contacts shall meet (in person or via telephone conference) as appropriate to discuss ways in which the performance of both parties under this Agreement may be improved. Nothing in this Section 9, including any discussions, meetings or determinations of the parties at such meetings, shall operate to relieve either party from its obligations under this Agreement unless authorized representatives of the parties mutually agree to do so in writing

10. Third Party Services. RR Donnelley shall, at all times, be free to use the Facility and its equipment to perform services for third parties other than Customer, provided that such service for third parties shall not harm or prohibit or delay the Services RR Donnelley performs for Customer and shall not violate the protection of any Confidential Information of Customer.

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11. Insurance.

a. RR Donnelley shall at all times during the term of this Agreement maintain the following insurance coverage:

i. commercial general liability insurance from a carrier having an "A.M. Best" rating of not less than "A-VII" with coverage of single limit of not less than One Million U.S. Dollars (US $1,000,000) per incident and aggregate, naming Customer as an additional insured thereunder;

ii. worker's compensation insurance as required by law; and

iii. insurance to cover any loss or destruction of Materials and Goods consistent with the terms of this Agreement and held at the Facility, or the facility of an Affiliated Company, resulting from negligence or theft of RR Donnelley, or an Affiliated Company, or their agents, servants, employees or officers.

b. Upon request by Customer, RR Donnelley shall provide Customer with a certificate of insurance evidencing the insurance coverage required under Section 11.a.

12. Inventory Shrinkage or Damage. While any Materials are in RR Donnelley Facilities, RR Donnelley shall be solely responsible for loss of or damage to any Materials purchased by RR Donnelley and agrees to maintain an inventory record accuracy (measured by cycle counting) of at least a 99% for any Materials provided by Customer. For losses of inventory supplied by Customer that are not covered under Customer's or RR Donnelley's insurance, RR Donnelley shall reimburse Customer for any inventory loss in excess of net 1% of total inventory at the end of each Contract Year.

13. Employees and Independent Contractors. RR Donnelley is an independent contractor, and is not an agent or employee of Customer. Nothing in this Agreement shall be construed to create an employer/employee, principal/agent, joint venture, partnership, or other relationship between RR Donnelley and Customer, other than the contractual relationship set forth herein. None of RR Donnelley's employees shall be considered to be employees or agents of Customer. RR Donnelley shall be solely responsible for hiring, compensating, providing benefits to, and terminating all employees and independent contractors in connection with the operation of the Facility. RR Donnelley shall operate the Facility in accordance with all applicable Laws.

14. Customer Warranty. Customer represents and warrants that none of the Materials, Goods, specifications or build instructions (a) infringe any patent, copyright, trademark or other intellectual or other proprietary right of a third party, (b) invade or infringe any third person's rights, (c) violate any Laws, including but not limited to the U.S. Food, Drug and Cosmetic Act and the EU IVD Directive or (d) will cause any damage or injury to any person. Customer shall defend, indemnify and hold harmless RR Donnelley, as well as its officers, employees, contractors, agents, directors or shareholders from and against any and all such claims, demands, costs, liabilities or expenses. RR Donnelley may terminate this Agreement (in whole or in part), without liability of any kind to Customer, in the event that, in RR Donnelley's sole judgment, any Materials, Goods, specifications or build instructions may (i) give rise to claims as contemplated by this Section, or (ii) be considered inappropriate or offensive to any entity or person.

15. RR Donnelley Warranties.

a. RR Donnelley represents and warrants that it will conduct all Services in a reasonable and safe manner and that all Services and production of Goods shall be performed in accordance and in compliance with the agreed standards for the Goods and Services set forth in this Agreement and a good and workmanlike manner, including but not limited to those appearing within Exhibit A.

b. RR Donnelley warrants that the Facility and the Services are and will remain in compliance with all Laws, except to the extent any violation of Laws results from RR Donnelley's compliance with Customer's specifications or build instructions.

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c. RR Donnelley shall defend, indemnify and hold harmless Customer, as well as its officers, employees, contractors, agents, directors or shareholders from and against any and all claims, demands, costs, liabilities or expenses for damage or injury to any person resulting from RR Donnelley's failure to perform in accordance with the foregoing warranties.

d. RR Donnelley shall assign to Customer any manufacturers' warranties provided with respect to Goods or Materials purchased by RR Donnelley. To the extent any such warranties are not assignable RR Donnelley shall, at Customer's sole discretion and expense, enforce for the benefit of Customer any such warranties.

e. **THE WARRANTIES CONTAINED WITHIN THIS SECTION 15 ARE EXCLUSIVE AND IN LIEU OF ANY OTHER EXPRESS OR IMPLIED WARRANTIES OF RR DONNELLEY, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THIS WILL NOT OPERATE AS A WAIVER OF ANY WARRANTIES OF ANY PARTY OTHER THAN RR DONNELLEY.**

16. Complaints/Returns. RR Donnelley will thoroughly investigate, root cause and respond in a timely manner to complaints from the Customer or through any other source related to the Services. RRDonnelley will only investigate complaints and ensure corrective action by RR Donnelley. The Customer will be responsible for all other complaint-related activities, including but not limited to recalls, advisory notices, general announcements and other field or customer actions. RRDonnelley will accept only authorized returns of Goods. Returned Goods received from retailers or distributors may be re-worked or repaired. The parties shall establish a written procedure for the handling of returns of opened Goods or Goods returned by end users prior to the start-up date of the Services.

17. Disposal of Goods. If Customer requests RR Donnelley to dispose of any products, supplies, Materials or Goods, RR Donnelley will do so on behalf of Customer in accordance with the Laws. Customer agrees to defend, hold harmless and indemnify RR Donnelley and any Affiliated Company, and all employees and agents thereof, from and against any cost, damage, liability, expense, or claims that may be made against such indemnified parties arising from any liability arising under any Laws (expressly including, but not limited to, the U.S. Comprehensive Environmental Response, Compensation and Liability Act (42 USC § 9601, et. seq.) as it may be amended from time to time), except in the event such liability is caused solely by RR Donnelley's violation of such Laws.

18. Risk of Loss. Except for the time in which the Materials are in the RR Donnelley Facilities, the risk of loss for all Materials whether provided by Customer or procured by RR Donnelley shall be and remain with Customer at all times. The risk of loss of all Goods shall pass to Customer upon the earlier of RR Donnelley's delivery of such to a carrier or postal service, regardless of whether the transport medium is owned and/or operated by RR Donnelley, or upon placement of the Goods in to storage, regardless of whether the storage facility is owned or operated by RR Donnelley and regardless of whether RR Donnelley charges Customer for such storage. RR Donnelley shall advise Customer of such shipment times and the date it ships or stores the Goods such that Customer may obtain suitable insurance therefor. RR Donnelley shall compensate Customer for any inventory loss in Goods in excess of net 0.5% of total inventory at the end of each Contract Year.

19. Passage of Title. Title in all Materials provided by Customer shall be and remain with Customer at all times. Title in all Goods shall pass to Customer upon the earlier of RR Donnelley's delivery of such to a carrier or postal service, regardless of whether the transport medium is owned and/or operated by RR Donnelley, or upon placement of the Goods in to storage, regardless of whether the storage facility is owned or operated by RR Donnelley and regardless of whether RR Donnelley charges Customer for such storage

20. Force Majeure. Neither party hereto shall be liable to the other party for any delay or failure to perform under this Agreement if such delay or failure to perform arises out of causes beyond its reasonable control ("Force Majeure"); notwithstanding the foregoing, labor shortages, strikes, and similar events shall not be considered to be events of Force Majeure. The party that is prohibited from performing hereunder due to the foregoing shall give notice to the other party of any such condition immediately after it arises and shall use its reasonable efforts to perform as soon as possible.

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21. Claims. All claims for defective or damaged Goods or Services or for shortages must be made by Customer in writing fully setting forth the nature of the alleged damage or shortage, accompanied by samples demonstrating any damage, within sixty (60) calendar days after shipment from the Facility.

22. Limitation of Remedies. Except as provided in Section 15.c., Customer's sole and exclusive remedy for RR Donnelley's negligence or other tort, breach of warranty or contract or any other claim arising out of or connected with this Agreement shall be, as mutually agreed by the parties in advance and in writing, correction of such nonconforming Services or Goods or a credit for the value of the nonconforming Services or Goods, injunctive relief in the event of a breach of Section 25, or indemnification as otherwise provided in this Agreement. **EXCEPT FOR BREACHES OF SECTION 25 AND THIRD PARTY CLAIMS SUBJECT TO INDEMNIFICATION, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INDIRECT PUNITIVE, OR CONSEQUENTIAL DAMAGES, WHETHER FOR BREACH OF CONTRACT OR WARRANTY, NEGLIGENCE OR OTHER TORT, ANY STRICT LIABILITY THEORY, OR ANY OTHER LEGAL OR EQUITABLE THEORY OF ANY KIND AND REGARDLESS OR WHETHER ANY PARTY MAY HAVE HAD NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS, THE TOTAL LIABILITY OF RR DONNELLEY HEREUNDER SHALL NOT EXCEED THE FEES PAID BY CUSTOMER DURING THE ONE (1) YEAR PERIOD PRECEDING THE DATE ON WHICH THE CLAIM OR LIABILITY AROSE.**

23. RR Donnelley's Rights upon Customer's Default. If any amount due RR Donnelley or any Affiliated Company of RR Donnelley from Customer under this Agreement shall become Past Due, or if Customer defaults in the performance of any other covenant or condition of this Agreement and fails to cure the same within thirty (30) days after written notice from RR Donnelley specifying such default, RR Donnelley may suspend or discontinue any further performance under this Agreement or otherwise for Customer until Past Due amounts are paid in full and until cash or security satisfactory to RR Donnelley covering further work, as may be required by RR Donnelley, is deposited in advance with RR Donnelley. In addition, RR Donnelley may terminate this Agreement upon thirty (30) days written notice if the actual volumes provided by Customer are significantly below those specified in Exhibit A, unless the parties agree on new pricing during the notice period.

24. Customer's Rights upon RR Donnelley's Default. If RR Donnelley fails to perform any of its obligations under this Agreement, and fails to cure the same within thirty (30) days after its receipt of written notice from Customer specifying such default, Customer shall have the right to, at its option, obtain a credit for the cost to Customer of such defective Goods or Services or terminate this Agreement. This right of Customer shall be in addition to and not in substitution for any other rights of Customer.

25. Confidentiality.

a. Confidential Information. The parties acknowledge that in negotiation and performance of this Agreement, each has been and will continue to be exposed to confidential proprietary business information of the other.

b. Non-Disclosure. To protect such Confidential Information, Customer and RR Donnelley each agree to use reasonable efforts to maintain the confidentiality of the Confidential Information of the other, and, except as otherwise provided herein, not to disclose the other's Confidential Information to any third party and each agrees to use its best efforts to prevent inadvertent disclosure of such Confidential Information to any third party. Customer and RR Donnelley each agree to treat the other's Confidential Information with at least the degree of care that it treats similar materials of its own. Both parties shall be and remain responsible for any unauthorized disclosure of Confidential Information by such party's affiliates, employees and directors. Without limiting the foregoing, RR Donnelley will not at any time make any statements to the press or public about its provision of Services under this Agreement or about any other aspect of its contractual arrangements or relationship with Customer, without the prior written consent of Customer in each instance.

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c. Exclusions. The obligations in Section 25.b shall terminate with respect to any particular portion of the disclosing party's Confidential Information that: (i) was in the public domain at the time of the disclosing party's communication thereof to the receiving party; (ii) entered the public domain through no action of the receiving party subsequent to the time of the disclosing party's communication thereof to the receiving party; (iii) was rightfully in the possession of the receiving party prior to or at the time of the date of disclosure of such information to the receiving party by the disclosing party; (iv) was supplied to the receiving party without restriction by a third party who is under no obligation to the disclosing party to maintain such information in confidence; or (v) the receiving party is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose, provided that in any such event the party requested to disclose such Confidential Information shall only disclose as much of it as is necessary to comply with any applicable requirements of law and shall notify the party that is the proprietor of such Confidential Information as to the requirement of disclosure to enable such party to contest the disclosure thereof.

d. Survival. The obligations of the parties under this Section 25 shall survive for a period of three (3) years after the effective date of termination or expiration of this Agreement. The parties may enter into additional confidentiality agreements that further restrict the use of certain Confidential Information as mutually agreed by the parties in advance and in writing.

26. Bankruptcy. If RR Donnelley or Customer makes an assignment for the benefit of creditors, or admits in writing its failure or inability to pay its debts as they become due, or applies for or consents to the appointment of a receiver for any of its property, the other party may terminate this Agreement at any time, effective immediately upon notice. Such termination shall not relieve either party from any obligations accrued under this Agreement up to the date of notice of termination.

27. Import/Export Laws. Customer acknowledges that certain of the Goods and related documentation with respect to which RR Donnelley will perform Services under this Agreement are subject to import and export Laws of countries to or from which any such items are transported. Customer further acknowledges that technical data contained in any of the foregoing may be subject to export and re-export restrictions. Customer confirms that with respect to the Goods, documentation, and technical data, Customer will not export or re-export them, directly or indirectly, either to (a) any countries or individuals that are subject to export restrictions of the United States or the European Union and its member states; (b) any end user who Customer knows or has reason to know will utilize them in the design, development or production of nuclear, chemical or biological weapons; or (c) any end user who Customer knows or has reason to know has been prohibited from participating in export transactions by any agency of a US or EU government. Customer warrants and represents that neither the United States Bureau of Export Administration nor any other agency has suspended, revoked or denied Customer's export privileges. If Customer asks RR Donnelley to take any action which RR Donnelley, in its reasonable discretion, determines may violate any Laws, RR Donnelley may refuse to take such action and such refusal shall not be deemed a breach of this Agreement.

28. Waivers. No waiver by either party of any default by the other in the performance of or compliance with any provision, condition or requirement of this Agreement shall be deemed to be a waiver of, or in any manner release such other party from compliance with any such provision, condition or requirement in the future unless such waiver is in writing; nor shall any delay or omission of either party to exercise any right under this Agreement or otherwise in law in any manner impair the exercise of any such right thereafter.

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29. Other Work. In the event that, at any time during the term of this Agreement, Customer requests that RR Donnelley perform any packaging and/or warehouse and/or fulfillment work not related to the Services, and RR Donnelley agrees to do so, all rights and liabilities of Customer and RR Donnelley arising in connection with such other work (as well as the rights and liabilities of the parties in connection with the Services) shall be governed exclusively by this Agreement; provided, however, that, with respect to such other work, the Exhibits attached hereto shall be superseded by similar schedules or attachments describing such work or by descriptions of services, specifications, scheduling terms, quantities and prices set forth in accepted orders, to the extent that the same are inconsistent with such the Exhibits hereto. No additional or different terms contained in any of Customer's orders or other correspondence shall be of any force or effect. RR Donnelley shall not disclose otherwise make available to Customer in any manner any confidential and proprietary information received by RR Donnelley from third parties.

30. Entire Agreement. The attached Exhibits are hereby incorporated into and form a part of this Agreement. This Agreement and its Exhibits, together with the specification of quantities and time for delivery specified by Customer in orders, is intended by the parties as the final and exclusive expression of their agreement, superseding all prior oral or written agreements, understandings, negotiations, representations and correspondence between the parties, on the subject of this Agreement. Any provision herein to the contrary notwithstanding, any terms of any order for Services placed by Customer that add to, or are any way inconsistent with, the terms of this Agreement, including all attachments hereto, shall be of no force or effect. There are no conditions to this Agreement not expressed in this Agreement.

31. Term and Termination. Unless previously terminated in accordance with Sections 23 or 24, this Agreement shall take effect as of the Effective Date and shall remain in effect for the Initial Term. This Agreement shall automatically be extended for additional periods of one (1) year each ("Renewal Term") upon the expiration of the Initial Term or any Renewal Term unless one party notifies the other in writing at least one hundred and twenty (120) days prior to the expiration of the Initial Term or the Renewal term then in effect that it elects for this Agreement not to automatically renew.

32. Amendment. Except as provided in Section 6, this Agreement, including the attachments, may be amended or supplemented only by a writing signed on behalf of both of the parties by their duly authorized representatives.

33. Assignment. Neither party shall assign any of its rights with respect to this Agreement without the prior written consent of the other party which shall not be unreasonably withheld; but nothing herein shall prohibit RR Donnelley from subcontracting some or all of its obligations hereunder (other than RR Donnelley's obligations hereunder to pick, pack, store, and ship Goods) provided RR Donnelley gives Customer at least ninety (90) days advance written notice of such relationship and Customer consents to such subcontract relationship. Subject to any required consent, this Agreement shall inure to the benefit of and shall bind the successors and assigns of the parties hereto.

34. Notices. Notices and other communications provided for under this Agreement may be made by telecopy, express overnight courier service with charges paid by the shipping party, or certified or registered mail, return receipt requested, provided that the same are addressed to the party required to be notified at the following address (or such other address, or to the attention of such other person, as may be hereinafter designated in writing by the party to be notified):

If to RR Donnelley:

President
RR Donnelley Global Turnkey Ltd.
3075 Highland Parkway
Downers Grove, IL 60515
Fax No.: (630) 322-6439

and

General Counsel
R.R. Donnelley & Sons Company
111 South Wacker Drive
Chicago, IL 60606-4301
Fax No.: (312) 326-8594

If to Customer:

President
Glucotel ~~Gmbh~~ Scientific Incorporated
~~Bahnhof~~ New Road 6100, Suite 500
~~D-34537 Bad Wildungen~~ Reno 89511, USA
Attn.: Stefan Schraps
Fax No.: 0049-5621~~969337~~ 96776-20

10/9/07.

Notices given by certified or registered mail shall be considered to be delivered on the date indicated on the return receipt as the date of delivery or the date delivery was refused, as the case may be. Notices given by messenger or by overnight courier service shall be considered to be delivered on the date the same are signed for by the party to be notified or the date that delivery of the same is refused by such party. Notices given by telecopy shall be considered to be delivered on the date transmitted, as evidenced by customary confirmation of transmission.

35. Headings. The headings of the sections are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

36. Dispute Resolution. The parties agree to negotiate in good faith to resolve all disputes arising under this Agreement in accordance with this Section 36. If the contacts designated in Section 9 are able to resolve a dispute, any such resolution must be ratified by an officer of each party. If the contacts are unable to resolve the dispute, each party will nominate one senior manager of the rank of Vice President or higher as its representative. These representatives will meet in person and will attempt in good faith to resolve the dispute.

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37. Governing Law. This Agreement shall be governed by and construed in accordance with laws governing contracts made and to be performed in the State of Illinois, USA.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

BANTA GLOBAL TURNKEY B.V.	GLUCOTEL SCIENTIFIC, INC.
By: [signature]	By: [signature]
Name: Padraic Allen	Name: Stefan Schraps
Title: President	Title: CEO

GlucoTel Scientific Inc.
6100 Neil Road, Suite 500
Reno
Nevada 89511
USA

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ABC tariffstructure for Glucotel 2008

Activity	Unit of Measure	Volume	2008 Rate	Annual	Remark
BoM Starters kits	Kits	165,000	€ 40.26	€ 6,642,319	Estimated costs of components in BoM
Consumables	Strips & lancets	2,163,424	mixture	€ 9,924,951	Forecasted usage of strips & lancets
Vendor management	Kits & Consumables	2,318,424	5.60%	€ 556,155	Average Vendor Fee based upon forecasts, details available
Inbound freight	Actual costs	194	mixture	€ 42,372	Details of budgets available
Inbound handling	Shipment	194	€ 20.00	€ 3,880	planning & paperwork
	Stock-id	600	€ 7.00	€ 4,200	unload, check and admin handling in ERP
Storage	Pallet	250	€ 2.00	€ 26,000	per pallet per week
Cycle count	Count per sku	12	€ 35.00	€ 21,000	per sku per count
Outbound	Direct order	592,844	€ 2.00	€ 1,185,688	direct to end-user, unit level
	Distributor order	984	€ 25.00	€ 24,600	to whole-saler/ distributor, carton & pallet level
	Distributor orderline	3,936	€ 5.00	€ 19,680	additional charge per orderline to distributor
	Space + running costs	1	€ 15,000	€ 180,000	fixed per month for space + running costs
Prepare work-order	Work-order	500	€ 75.00	€ 37,500	Line clearance, preparation of work-order
Kitting	Starters kit	165,000	€ 3.50	€ 577,500	per kit
Outbound freight I	Actual costs of kits	165,000	€ 2.47	€ 406,852	Details of budgets available
Outbound freight II	Actual costs of cons	592,844	€ 1.41	€ 833,700	Details of budgets available
Total				€ 20,657,160	
				$27,887,166	In USD at 1.34
Excluding					
Packaging material	At costs + Fee				
Customs	TBD				
Fiscal rep	TBD				
Intrastat reporting	TBD				
Start-up costs	€ 79,231				
Total	Starters kit		€ 50.70	$68.45	

costs per strip:
< 10 million € 0,115
< 50 million € 0,110
> 50 million € 0,105
costs per lancet
$ 0,028

6% upto € 10 million p.a.
5% between € 10 and € 20 million p.a.
4% over € 20 million p.a.

Retail Package Contents			Unit costs	Design	Supplier
Package	Retail Pack Chipboard set up box	4%	€ 1.50	KD	GTS
Meter	incl batter Glucolet M meter	79%	€ 32.00	NPK	LRE
Strips	vial (10strips)	7%	€ 2.70	n.a	CSL
Lancing Device	Lancing De Lancet 1 ea	2%	€ 0.89	n.a	Palco Labs
Lancets	28 g lancet 10 lancets/polybag	1%	€ 0.21	n.a	Palco Labs
Control Solution	2 ea Bottle 1.2ml	1%	€ 0.59	n.a	Bionostics
Quick starters manual	instruction sheet English, French, Italian, Spanish, Germ	1%	€ 0.35	RRD	GTS
Postal card	Printed manual upon request	0%	€ 0.05	RRD	GTS
tray fill		1%	€ 0.35	KD	GTS
Carrying bag	Carrying bag	4%	€ 1.50	KD	Treffina
Case Carton	Case Holds 4 Retail Pkg (meters	1%	€ 0.50	RRD	GTS
Total component costs		101%	€ 40.26	Units cost excluding freight, customs, kitting & GTS fee	

85

Exhibit B
Guidelines for Bank Letter of Credit

(1) The Letter of Credit shall list Banta Global Turnkey, B.V. as beneficiary for the value of the Materials purchased by RR Donnelley on behalf of Glucotel with a minimum amount of ~~€750.000~~ * SS 10/9/07.

(2) The Letter of Credit must state that the document is an irrevocable standby letter of credit.

(3) The Letter of Credit should expire no earlier than 31-12-2009.

(4) The Letter of Credit should allow for payment of sight drafts accompanied only by copies of our unpaid invoices and a letter from RR Donnelley stating that such invoices are unpaid.

(5) The Letter of Credit should allow for partial drawings.

(6) If the Agreement is extended by mutual agreement, the Letter of Credit shall be extended for additional period of at least 12 Months.

(7) The Letter of Credit must contain the clause that "this Letter of Credit is issued under the Uniform Customs and Practices for Documentary Credits (1993 Revisions), International Chamber of Commerce Publications No. 500".

(8) The bank from which the letter of credit is drawn upon must be acceptable to RR Donnelley.

The bank shall fax final draft of Letter of Credit to Jason Sterling at RR Donnelley Global Turnkey Solutions at (630) 575-2010 for review and confirmation before the original is released.

* 250.000,- € immediately. Another Letter of Credit with an amount of 500.000,- € will be issued when the order volume to Banta Global Turnkey exceeds the initial 250.000,- €.
SS